QUARTERLY REPORT for the period ended 30 June 2013

HIGHLIGHTS

FINANCIAL

-	Cash receipts for the quarter of US$1.495 million

-	A closing cash balance for the quarter of US$13.349 million

OPERATIONAL

-	In Williams County, North Dakota, the initial 4 infill development wells in Sections 13 and 14 have been spudded in the North Stockyard Oilfield to further exploit the Bakken and Three-Forks Formations. Sail & Anchor 4-13-14HBK was the first of the infill wells drilled with the Middle Bakken Formation as the target zone. Currently the second infill well, Billabong 2-13-14HBK, is underway with the target zone also in the Middle Bakken Formation. The plan is to fracture stimulate both the Sail & Anchor and Billabong wells together.

-	In Ward and Renville Counties, North Dakota, the Forfar Prospect was selected by the joint venture to be the first prospect drilled in the South Prairie 3-D Project. The Matson #3-1 well tested the Forfar Prospect to a total depth of 4,825 feet. The joint venture elected to plug and abandon the well based on the logging and show results.

-	In Goshen County, Wyoming, the Bluff #1-11 well has been surveyed and staked in preparation for drilling. OOGC (the subsidiary of CNOOC) has elected to participate for their 33.33% working interest in the drilling of the Bluff well.

LAND

-	Samson’s current land position in the Hawk Springs Project, Wyoming stands at 19,500 net acres.

-	Samson’s current land position in the Roosevelt Project, Montana, is 30,000 net acres

-	Samson has 1,061 net acres in both the Bakken and Three Forks pools within North Stockyard Oil- field, Williams County, North Dakota.

-	Samson recently acquired 950 net acres with the ability to acquire a further 274 net acres in the Bakken pool within its new Rainbow Project in Williams County, North Dakota.

-	Samson’s current land position in the Green River Basin, Wyoming is in two areas, Rock Springs West Project, consists of 4,520 net acres (100% working interest) in Greens Canyon and 6,400 acres (25% working interest) in Flaming Gorge.

-	Samson has 6,398 net acres in the South Prairie Project, North Dakota.

-	Samson’s current land position in Lea County, New Mexico, consists of 130 net acres.

Samson Oil & Gas Limited Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	Samson Oil & Gas USA 1131, 17th Street, Suite 710, Denver Colorado 80202 T: +1 303 295 0344 F: +1 303 295 1961 NYSE: SSN

SAMSON OIL & GAS LIMITED

June 2013 Quarterly Report

DRILLING PROGRAMME 2013

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Bakken & Three Forks infill wells

Samson ~50% Working Interest

Sail & Anchor 4-13-14HBK, the first well to be drilled in the 4 well drilling program, has successfully been drilled to a total depth of 18,050 feet (MD) in the Middle Bakken Formation. A 4 1/2 inch production liner was run and cemented. The second infill well, Billabong 2-13-14HBK, is currently being drilled in the Middle Bakken Formation. Upon completion of the Billabong well, the plan is to fracture stimulate both the Sail & Anchor and Billabong wells together.

Drilling permits were recently granted for the Coopers 2-15-14HBK and Tooheys 4-15-15HBK wells. These two Middle Bakken Formation wells will be drilled following the Billabong 2-13-14HBK well.

Hawk Springs Project, Goshen County, Wyoming

Wildcat (Exploratory) Permo-Penn Hartville Formation, Northern D-J Basin

Bluff Federal #1-12

Samson ~39% Working Interest in the 1st Bluff Prospect well

The Bluff Federal prospect is anticipated to be drilled this fall. The well will test a four-way dip structural closure in the Permian and Pennsylvanian age rocks to a depth of approximately 8,000 feet. The well will be located three miles to the northwest of the Spirit of America US34 #2-29 well (SOA #2) and more than 2000’ shallower in depth. The excellent reservoir properties and oil shows seen in the SOA #2 well has allowed Samson to validate the 3-D seismic data and consequently high-grade the Bluff Federal prospect.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Forfar Prospect

Samson 25% Working Interest

The Matson #3-1 well was drilled to a depth of 4,825 feet before the joint venture partners decided to plug and abandon the well based on logging and show results. The data indicated that oil migrated through the Mission Canyon reservoir, evident by black asphaltic dead oil stain, but was not trapped in the targeted 420 acre 4-way structural closure. A new understanding of the timing of hydrocarbon migration with respect to formation of the Glenburn structural closures has been achieved from the Matson well data such that three new prospects located along the Prairie Salt edge appear more favorable for drilling. One of these prospects may be drilled before year end.

PROJECTS

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

PRODUCING WELLS

Samson has seven producing wells in the North Stockyard Oilfield. These wells are located in Williams County, North Dakota, in Township 154N Range 99W. All of the wells experienced downtime during the quarter due mostly to problems associated with holes in the production tubing, broken rods, and/or broken pumps.

The Harstad #1-15H well (34.5% working interest) was down for 38 days during the quarter and averaged 22 BOPD from the Mississippian Bluell Formation. The well has cumulative gross production of 107.4 MSTB and 82 MMscf.

The Leonard #1-23H well (10% working interest, 37.5% after non-consent penalty) was down for 21 days during the quarter mostly due to electrical problems. The well averaged 33 BOPD and 34 Mscf/D during the quarter. To date, the Leonard #1-23H well has produced approximately 107 MSTB and 112 MMscf.

SAMSON OIL & GAS LIMITED

June 2013 Quarterly Report

The Gene #1-22H well (30.6% working interest) was down for approximately 35 days during the quarter mostly due to electrical problems. The well produced at an average daily rate of 65 BOPD and 58 Mscf/D during the quarter. The cumulative production to date is approximately 144 MSTB and 159 MMscf.

The Gary #1-24H (37% working interest) well was down for 63 days during the quarter mostly due to a workover for a downhole problem and electrical problems. The well averaged 38 BOPD and 45 Mscf/D during the quarter. The cumulative production to date is approximately 145 MSTB and 240 MMscf.

The Rodney #1-14H (27% working interest) was down for 21 days during the quarter due to parted rods. The well produced at an average daily rate of 78 BOPD and 81 Mscf/D during the quarter. The cumulative production to date is approximately 113 MSTB and 161 MMscf.

The Earl #1-13H (32% working interest) well was down for 2 days during the quarter due to surface equipment problems. The well produced at an average daily rate of 173 BOPD and 249 Mscf/D. Cumulative production to date is approximately 182 MSTB and 264 MMscf.

The Everett #1-15H (26% working interest) well was down for 60 days during the quarter due to a rod failure, power outages and electrical problems. The Everett well produced at an average daily rate of 65 BOPD and 71 Mscf/D during the quarter. Cumulative production to date is approximately 88.5 MSTB and 124 MMscf.

Rainbow Project, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson recently acquired in two tranches, a net 1,225 acres in two 1,280 acre drilling units located in the Rainbow Project, Williams County, North Dakota. The Rainbow Project is located in Sections 17, 18, 19 and 20 in T158N R99W.

The acquisition involved an acreage trade by the parties and a future carry of the vendor by Samson in the initial drilling program on the Rainbow Project. Samson transferred 160 net acres from its 1,200 acre undeveloped acreage holding in North Stockyard and the vendor will fund its share (between 7.5% and 8.5%) of the North Stockyard initial infill program. Samson will acquire 950 net acres in the Rainbow Project from the vendor for this acreage trade and will provide a $1 million carry (10%) to the vendor, for the first development well to be drilled in the Rainbow Project. Samson will have the ability, subject to the vendor acquiring additional acres, to acquire a further 274 acres by carrying the vendor for $0.7 million in the second well in the project.

Samson has assessed the project based on offset well data and understands that the project will support 16 wells, 8 in the middle Bakken and 8 in the first bench of the Three Forks. These wells would be expected to be configured as north-south orientated 10,000 foot horizontals.

In the western drilling unit of the acquired acreage, Samson will hold a 52% working interest. In the eastern drilling unit, Samson’s interest will initially be 23% but with the option to increase it to 44% in the second tranche. While the acquired acres have yet to be drilled, because of the direct offsets in the Bakken, Samson expects that four Proved Undeveloped (PUD) Bakken locations will be determined. The 12 additional wells will most likely be designated as Probable. The value of the Proved and Probable reserve has been internally assessed at a Net Present Value at a 10% discount rate in the range of $15 million (Tranche 1) to $20 million (Tranche 1 and 2) on a pre-drill basis.

Other interest holders owning an interest in the Rainbow Project include Hess, Halcón and Continental.

Subject to financing, Samson intends to integrate the development of the Rainbow Project with the ongoing infill development of the North Stockyard field, where Samson has a total 14 infill locations available to be drilled based on the current spacing order. Thus, Samson now expects to have a gross 30 well locations in the area, or approximately two and a half years drilling using a single rig.

SAMSON OIL & GAS LIMITED

June 2013 Quarterly Report

North Stockyard
Rainbow Project
South Prairie Project
Roosevelt Project
Rock Springs West
Hawk Springs
State GC Oil Field
Sabretooth Gas
Montana
North Dakota
South Dakota
Wyoming
Greater Green River
Nebraska
D-J
Colorado
Kansas
New Mexico
Oklahoma
Western
Permian
Texas
Gulf Coast

PROJECTS LOCATION MAP

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

Samson 100% working interest in Australia II & Gretel II wells, 66.7% in any subsequent drilling

Samson has an interest in approximately 45,000 gross acres (30,000 net acres) in the Roosevelt Project with Fort Peck Energy Co. (FPEC) having the remaining 15,000 net acres.

Samson’s first Bakken well, Australia II, in the Roosevelt project area was drilled in December 2011. This well was drilled to a total measured depth of 14,972 feet with the horizontal lateral remaining within the target zone for the entire lateral length. Cumulative oil production for the well is 5,497 STB.

The well has been off line since December 10th and is capable of producing approximately 80 BOPD.

Samson’s second Bakken well, Gretel II, was drilled in January 2012 and fracture stimulated in March 2012. This well was drilled on the north side of the Brockton Fault zone, which may define the western edge of the continuous Bakken oil accumulation. The Gretel II has produced oil, but with a high water cut. Because of this, the well is uneconomic and thus is shut-in.

Samson has recently entered into a sale agreement to sell its interests in the Roosevelt Project for $13.533 million in cash subject only to the completion of specified due diligence by the buyer. The transaction is due to close on July 31st.

The Abercrombie #1-10H (SSN 2.82% W.I.) well has produced a cumulative 49,300 barrels of oil and 110,300 Mscf while producing at an average rate of approximately 70 BOPD and 170 Mscf/D during the quarter.

SAMSON OIL & GAS LIMITED

June 2013 Quarterly Report

The Riva Ridge 6-7-33-56H (SSN 0.76% W.I.) well has produced a cumulative 20,140 barrels of oil and 4,635 Mscf while producing at an average rate of approximately 64 BOPD and 41 Mscf/D during the quarter.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Samson 25% working interest

Samson has a 25% working interest in 25,590 net acres, which is located on the eastern flank of the Williston Basin in North Dakota. The target reservoir for the project is the Mississippian Mission Canyon Formation. Seventy-six square miles of 3-D seismic data have been shot and processed. The data has been interpreted and the first prospect has been drilled. The first prospect, named Forfar, commenced drilling operations on July 17th, 2013. The Matson #3-1 well was drilled to a depth of 4,825 feet. The joint venture elected to plug and abandoned the well based on the logging and show results. The data indicates that oil migrated through the Mission Canyon reservoir, evidenced by black asphaltic dead oil stain, but was not trapped in the targeted 420 acre 4-way structural closure. A possible explanation for this is that the dissolution of the underlying Devonian Prairie Salt, which created the structural closure in the overlying Mission Canyon Formation, must have occurred after oil migrated through the area. Since the structural closure or trap was not in place at the time of oil migration, the oil would have moved updip to the next trap, which is the present day Glenburn Oil Field. The Glenburn Oil Field structural closure is controlled by the Prairie Salt edge whereas the Matson structural closure was created by interior localized salt dissolution pods. Based on the Matson result the forward program will show a preference for structural closures that exist along the salt edge rather than those created by dissolution events further interior to the salt edge. Samson expects that the joint venture will now focus on developing its three structural closure prospects (Pubco, Deering, and one yet to be named) along the Prairie Salt edge in the South Prairie 3-D project.

Sabretooth Gas Field, Brazoria County Texas

Oligocene Vicksburg Formation, Gulf Coast Basin

Samson 9.375% Working Interest

Production for the Davis Bintliff #1 well averaged 3.7 MMscf/D and 38 BOPD for the quarter. Cumulative production to date is approximately 6.0 Bscf and 69 MSTB.

State GC Oil and Gas Field Lea County New Mexico

Permian Bone Spring Formation, Western Permian Basin

Samson 27% Working Interest

The State GC oil and gas field is located in Lea County, New Mexico, and includes two wells, which produced at an average rate of 41 BOPD and 64 Mscf/D during the quarter.

Hawk Springs Project, Goshen County, Wyoming

Cretaceous Niobrara Formation & Permo-Penn Project, Northern D-J Basin

Samson currently has a 100% to 37.5% Working Interest

Samson has two contiguous areas in the Hawk Springs Project. One of the areas is a joint venture with a private company and is subject to the Halliburton Joint Venture (HJV).

The Defender US33 #2-29H well is pumped on timer for about 4 hour per day. The well produced 591 bbls of oil during the quarter.

The Spirit of America US34 #2-29 intersected two excellent quality Permian age reservoirs, the 9,300 ft. sand, which appears to be oil saturated and the 9,500 ft. sand which is water saturated. Integrating the well data to the 3-D seismic shows that an amplitude anomaly (lithology/porosity indicator) is associated with the 9500’ sand indicating a thick and porous reservoir exists everywhere the amplitude is mapped. However, the reason for the lack of oil saturation in the 9500’ sand, after further examination of the 3D seismic, is that a leak point can be established by a fortuitous juxtaposition of another porous reservoir across a fault that intersects the amplitude anomaly. This arrangement in the SOA prospect is unique in the project area and therefore re-establishes the prospectivity of the remaining two dozen prospects in the project since these prospects are not affected by any recognized faulting.

As a result of this analysis, the strategy is to drill the Bluff Prospect, which relies on a four way dip closure.

Harrod Oilfield, Campbell County, Wyoming

Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 25% working interest

The Harrod 4-2 well was not producing during the quarter due to the mechanical integrity test on its’ associated injection well, the Halverson 4-3.

Pierce 44-27 Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 100% working interest

The Pierce 44-27 Unit well produced an average of 9.7 BOPD during the quarter.

PRODUCTION

Estimated net production by Project for the June 2013 quarter is as follows:

	OIL – Bbls	GAS - Mscf	BOE
North Stockyard	9,678	11,058	11,521
Hawk Springs	192	-	192
Roosevelt	-	-	-
Other	3,592	31,103	8,776
Total	13,462	42,161	20,489

Estimated daily net production by Project for the June 2013 quarter is as follows:

	OIL – Bbls	GAS - Mscf	BOE
North Stockyard	106	121	127
Hawk Springs	2	-	2
Roosevelt	-	-	-
Other	40	342	97
Total	148	463	226

Estimated net production and revenue:

	OIL Bbls	OIL US$	Gas Mscf	GAS US$	TOTAL US$
March 2013 Quarter	17,744	1,475,000	51,587	203,000	1,678,000
June 2013 Quarter	13,462	1,146,000	42,161	148,000	1,294,000

Average commodity prices:

	GAS US$/Mscf	OIL US$/Bbl
March 2013 Quarter	$3.93	$83.12
June 2013 Quarter	$3.51	$85.12

In some cases revenue is yet to be received and is therefore an estimate.

FINANCIAL

Equity Placement

During the quarter, Samson issued 19,182,812 ordinary shares to institutional investors in the US. The placement was completed at A$0.025 per share to raise A$479,870/US$500,000. The placement also included 7,673,125 transferable options to subscribe for ordinary shares at an exercise price of A$0.038 per share, with an expiry date of 31 March 2017.

Rights Offering

During the quarter the Company completed the allotment of 114,333,305 ordinary fully paid shares together with 45,733,371 free attaching options pursuant to a non-renounceable rights issue which closed on 31 May 2013, the issue raised gross proceeds of A$2.86 million. In accordance with ASX Listing Rules, Samson has reserved the right to place the shortfall from the rights issue (up to 590,610,648 ordinary shares and 236,244,210 options) within 3 months of the closing date.

Treasury management

Given that Samson’s business is conducted in the US, the Directors determined that the company’s cash balance should be maintained largely in that currency. In order to diversify the deposit risk, a treasury management policy was adopted such that the cash was distributed as follows:

Bank of the West (Samson’s trading bank) US$8,354,000

Bank of New York Mellon US$18,000

National Australia Bank A $4,977,000

Foreign Exchange Rates

The closing A$:US$ exchange rate on 30 June 2013 was 0.9437. The average A$:US$ exchange rate for the quarter was 0.9133.

The Company’s cash position at 30 June 2013 was as follows:

US$ (‘000’s)
Cash at bank and on deposit	:	13.349

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Company Secretary, on 08 9220 9882

TERRY BARR Managing Director	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

31 July 2013

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	30 June 2013

Consolidated statement of cash flows

Cash flows related to operating activities		Current quarter $US’000	Year to date (12.months) $US’000
1.1	Receipts from product sales and related debtors	1,495	6,584
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	(357) (2,175) (2,450) (2,548)	(12,354) (3,526) (4,301) (5,921)
1.3	Dividends received	-	-
1.4	Interest and other items of a similar nature received	69	224
1.5	Interest and other costs of finance paid	-	-
1.6	Income tax (payment) refund	(16)	5,589
1.7	Other (provide details if material)	702	-
	Net Operating Cash Flows	(5,280)	(13,705)
	Cash flows related to investing activities
1.8	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	- - (4)	- - (14)
1.9	Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	- -	- - -
1.10	Loans to other entities	-	-
1.11	Loans repaid by other entities	-	-
1.12	Other (provide details if material)	-	-
	Net investing cash flows	(4)	(14)
1.13	Total operating and investing cash flows (carried forward)	(5,284)	(13,719)
1.13	Total operating and investing cash flows (brought forward)	(5,284)	(13,719)
	Cash flows related to financing activities
1.14	Proceeds from issues of shares, options, etc.	1,938	7,788
1.15	Proceeds from sale of forfeited shares	-	-
1.16	Proceeds from borrowings	-	-
1.17	Repayment of borrowings	-	-
1.18	Dividends paid	-	-
1.19	Other (provide details if material)	-	-
	Net financing cash flows	1,938	7,788
	Net increase (decrease) in cash held	(3,346)	(5,903)
1.20	Cash at beginning of quarter/year to date	16,359	18,846
1.21	Exchange rate adjustments to item 1.20	336	406
1.22	Cash at end of quarter	13,349	13,349

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter $US'000
1.23	Aggregate amount of payments to the parties included in item 1.2	201
1.24	Aggregate amount of loans to the parties included in item 1.10	-
1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Directors for salary and fees

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available $US’000	Amount used $US’000
3.1	Loan facilities	-	-
3.2	Credit standby arrangements	-	-

Estimated cash outflows for next quarter

		$US’000
4.1	Exploration and evaluation	700
4.2	Development	2,340
4.3	Production	353
4.4	Administration	1,575
	Total	4,968

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	8,372	10,944
5.2	Deposits at call	4,977	5,415
5.3	Bank overdraft	-	-
5.4	Other (provide details)	-	-
	Total: cash at end of quarter (item 1.22)	13,349	16,359

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
6.2	Interests in mining tenements acquired or increased

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (Australian cents)	Amount paid up per security (see note 3) (Australian cents)
7.1	Preference +securities (description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	2,229,165,163	2,229,165,163
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs	133,516,117	133,516,117	2.5c
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options (description and conversion factor)	1,000,000 29,000,000 31,500,000 4,000,000 4,000,000 43,901,030 97,307,526	- - - - - - 97,307,526	Exercise price 20c 8c 8c 16.4c 15.5c 3.8 c 3.8c	Expiry date 20.11.2013 31.10.2014 31.12.2014 31.12.2014 31.10.2015 31.03.2017 31.03.2017
7.8	Issued during quarter	53,406,496	53,406,496	3.8c	31.03.2017
7.9	Exercised during quarter
7.10	Expired during quarter	2,000,000		25c	11.05.2013
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here:		Date: 31 July 2013
(Company secretary)

Print name: Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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